Exhibit 99.1

BOFI PRICES OFFERING OF 750,000 SHARES OF COMMON STOCK

SAN DIEGO, CA – December 7, 2011 – BofI Holding, Inc. (Nasdaq: BOFI), parent of BofI Federal Bank, announced the pricing of a public offering of 750,000 shares of its common stock at a price per share of $16.00. The Company has granted the underwriter an option for 30 days to purchase up to 112,500 additional shares of common stock.

Net proceeds from the offering will be used for general corporate purposes and possible future acquisitions and growth opportunities.

The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. B. Riley & Co., LLC will act as underwriter for the offering.

The offering of shares of Company common stock may be made only by means of a prospectus. A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from B. Riley & Co., LLC, 11100 Santa Monica, Blvd., Suite 800, Los Angeles, California 90025.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BofI Holding, Inc. and BofI Federal Bank

BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide savings bank that operates primarily through the Internet. With $2.0 billion in assets, the Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. BofI Holding Inc.’s shares are listed on the Nasdaq Global Select Market under the symbol “BOFI” and are a component of the Russell 3000 Index.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements related to BofI Holding’s public offering of common stock and the completion of the offering. These forward-looking statements are based upon BofI’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in BofI’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. There can be no assurance that BofI will complete the offering of shares of common stock. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@bofifederalbank.com